UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

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UMH Properties, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	001-12690	22-1890929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Juniper Business Plaza, Suite 3-C 3499 Route 9 North Freehold, New Jersey (Address of principal executive offices)	07728 (Zip Code)

Registrant's telephone number, including area code:	(732) 577-9997

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 20, 2015, UMH Properties, Inc. (the “Company”) consummated its previously announced issuance and sale of 1,801,200 shares of its new 8.0% Series B Cumulative Redeemable Preferred Stock in a registered direct placement at a sale price of $25.00 per share.  These shares of Series B Preferred Stock rank on a parity with the Company’s outstanding 8.25% Series A Cumulative Redeemable Preferred Stock, of which 3,663,800 shares are outstanding.  The Series B Preferred Stock has a $25.00 liquidation value per share.

The Company received net proceeds from the offering after expenses of approximately $43.3 million and intends to use such proceeds to purchase additional properties in the ordinary course of business and for general corporate purposes, including possible repayment of indebtedness on a short-term basis.

The Series B Preferred Stock will be listed on the New York Stock Exchange beginning Monday, October 26, 2015.

The Company issued a press release announcing the closing of the sale of the Series B Preferred Stock on October 20, 2015.  This press release is attached as Exhibit 99 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99 Press Release dated October 20, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2015	UMH PROPERTIES, INC.

	By:	/s/ Anna T. Chew
Name: Anna T. Chew
Title: Vice President and Chief Financial Officer

Exhibit Index

99. Press Release dated October 20, 2015.